UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM N-8A

                 NOTIFICATION OF REGISTRATION FILED PURSUANT TO
               SECTION 8(A) OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the U.S. Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:                             GALLERY TRUST

Address of Principal Business Office (No. & Street, City, State, Zip Code):

                            One Freedom Valley Drive
                            Oaks, Pennsylvania 19456

Telephone Number (including area code): 1-800-932-7781

Name and address of agent for service of process:

                                MICHAEL BEATTIE
                          c/o SEI Investments Company
                            One Freedom Valley Drive
                            Oaks, Pennsylvania 19456

                                    Copy to:
                               SEAN GRABER, ESQ.
                         Morgan, Lewis, & Bockius, LLP
                               1701 Market Street
                             Philadelphia, PA 19103

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
Yes [X] No [ ]

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                                   SIGNATURES


     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Oaks, Commonwealth of Pennsylvania on the 1st day of September, 2015.

                                             GALLERY TRUST

                                             By: /s/ Michael Beattie
                                                 ----------------------------
                                                 Name: Michael Beattie
                                                 Title: Trustee and President

Attest: /s/ Dianne M. Descoteaux
        ------------------------

Name: Dianne M. Descoteaux
      --------------------------

Title: Vice President And Secretary
       ----------------------------